Exhibit 99.4

Dear Valued Depositor:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a plan of conversion, Somerset Savings Bank, SLA (“Somerset Savings Bank”) will convert from the mutual (meaning no stockholders) to the stock form of organization. To accomplish the conversion, SR Bancorp, Inc. (“SR Bancorp”), a newly formed Maryland corporation that will become the holding company of Somerset Savings Bank, is conducting an offering of its shares of common stock. Enclosed you will find a Prospectus, a Stock Order Form, Proxy Materials and a Questions and Answers Brochure describing the conversion and stock offering.

To further our commitment to the communities we serve, we intend to establish a new charitable foundation, Somerset Regal Charitable Foundation, Inc., to be formed in connection with the conversion and stock offering. We intend to contribute cash and shares of common stock representing in the aggregate 6.0% of the value of the common stock of Somerset Regal Bancorp that will be sold in the offering. The charitable foundation will provide financial support to charitable organizations in our market area and enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes and will be able to support those activities in ways that are not presently available to us.

Following completion of the conversion and related stock offering, we intend to acquire Regal Bancorp, Inc.. In connection with the acquisition, Regal Bank will merge with and into Somerset Savings Bank, with Somerset Savings Bank as the surviving entity to be renamed Somerset Regal Bank.

THE PROXY VOTE:

Your vote is extremely important for us to complete the conversion and stock offering. Although we have received conditional regulatory approval to implement the plan of conversion, we must receive the approval of the voting members of Somerset Savings Bank. NOT VOTING YOUR ENCLOSED PROXY CARD WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND “AGAINST” THE ESTABLISHMENT AND FUNDING OF THE CHARITABLE FOUNDATION. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Somerset Savings Bank. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign and date each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or Internet by following the instructions on the Proxy Card.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” BOTH PROPOSALS.

Please note:

•	The proceeds resulting from the sale of stock by SR Bancorp will support our business strategy and fund the acquisition of Regal Bancorp.
•	There will be no change to account numbers, interest rates or other terms of your deposit accounts or loans at Somerset Savings Bank.
•	Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits, without interruption.
•	Our management and staff will continue to serve you, and we look forward to welcoming the customers and offices of Regal Bank.
•	Voting does not obligate you to purchase shares of common stock in our stock offering.

THE STOCK OFFERING:

As an eligible depositor of Somerset Savings Bank, you have non-transferable rights, but no obligation, to subscribe for shares of common stock in our Subscription Offering before any shares are offered for sale to the general public. The common stock is being offered for sale at $10.00 per share, and there will be no sales commission charged to purchasers in the stock offering. The enclosed Prospectus describes the stock offering in more detail. Please read the Prospectus carefully before making an investment decision.

If you are interested in purchasing shares of common stock, please complete the enclosed Stock Order Form and return it, with full payment, by paying for overnight courier to the address indicated on the Stock Order Form, by hand delivery to Somerset Savings Bank’s office, located at 220 West Union Avenue, Bound Brook, New Jersey, or by mail using the Stock Order Reply Envelope provided. Original Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern time, on                 , 2023. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as a SR Bancorp, Inc. stockholder. Thank you for your continued support as a Somerset Savings Bank customer.

Sincerely,

William P. Taylor

Chairman and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

QUESTIONS?

Call our Stock Information Center at 1-(877)         -            ,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. SR Bancorp, Inc. (“SR Bancorp”), a newly formed Maryland corporation and the proposed holding company of Somerset Savings Bank, SLA (“Somerset Savings Bank”), is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers in the stock offering. The stock offering is being conducted pursuant to a plan of conversion that provides for the conversion of Somerset Savings Bank from the mutual (meaning no stockholders) to the stock form of organization.

To further our commitment to the communities we serve, we intend to establish a new charitable foundation, Somerset Regal Charitable Foundation, Inc., to be formed in connection with the conversion and stock offering. We intend to contribute cash and shares of common stock representing in the aggregate 6.0% of the value of the common stock of Somerset Regal Bancorp that will be sold in the offering. The charitable foundation will provide financial support to charitable organizations in our market area and enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes and will be able to support those activities in ways that are not presently available to us.

Following completion of the conversion and related stock offering, we intend to acquire Regal Bancorp, Inc.. In connection with the acquisition, Regal Bank will merge with and into Somerset Savings Bank, with Somerset Savings Bank as the surviving entity to be renamed Somerset Regal Bank.

Our records indicate that you were a depositor of Somerset Savings Bank as of the close of business on June 30, 2021 or                 , 2023, which account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock in our Subscription Offering before any shares are offered for sale to the general public. The enclosed Prospectus describes the offering in more detail. Please read the Prospectus carefully before making an investment decision.

If you are interested in purchasing shares of common stock, please complete the enclosed Stock Order Form and return it, with full payment, by paying for overnight courier to the address indicated on the Stock Order Form, by hand delivery to Somerset Savings Bank’s office, located at 220 West Union Avenue, Bound Brook, New Jersey, or by mail using the Stock Order Reply Envelope provided. Original Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern time, on                 , 2023. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a SR Bancorp, Inc. stockholder.

Sincerely,

William P. Taylor

Chairman and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

QUESTIONS?

Call our Stock Information Center at 1-(877)         -            ,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

F

Dear Prospective Investor:

Keefe, Bruyette & Woods, A Stifel Company has been retained by Somerset Savings Bank, SLA and its proposed holding company, SR Bancorp, Inc., as marketing agent in connection with the stock offering by SR Bancorp, Inc.

At the request of Somerset Savings Bank, SLA, we are enclosing a Prospectus and Stock Order Form regarding the offering of shares of SR Bancorp, Inc. common stock. We encourage you to read the enclosed Prospectus carefully before making an investment decision. If you have questions after reading the enclosed material, please call the Stock Information Center at 1-(877)         -            , between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. This is not a recommendation or solicitation for any action by you with regard to the enclosed material.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Keefe, Bruyette & Woods is a member of FINRA and SIPC.

BD

Dear Potential Investor:

I am pleased to tell you about an investment opportunity. SR Bancorp, Inc., (“SR Bancorp”) a newly formed Maryland corporation and the proposed holding company of Somerset Savings Bank, SLA (“Somerset Savings Bank”), is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers in the stock offering. The stock offering is being conducted pursuant to a plan of conversion that provides for the conversion of Somerset Savings Bank from the mutual (meaning no stockholders) to the stock form of organization.

To further our commitment to the communities we serve, we intend to establish a new charitable foundation, Somerset Regal Charitable Foundation, Inc., to be formed in connection with the conversion and stock offering. We intend to contribute cash and shares of common stock representing in the aggregate 6.0% of the value of the common stock of Somerset Regal Bancorp that will be sold in the offering. The charitable foundation will provide financial support to charitable organizations in our market area and enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes and will be able to support those activities in ways that are not presently available to us.

Following completion of the conversion and related stock offering, we intend to acquire Regal Bancorp, Inc.. In connection with the acquisition, Regal Bank will merge with and into Somerset Savings Bank, with Somerset Savings Bank as the surviving entity to be renamed Somerset Regal Bank.

Please read the enclosed Prospectus carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete the enclosed Stock Order Form and return it, with full payment, by paying for overnight courier to the address indicated on the Stock Order Form, by hand delivery to Somerset Savings Bank’s office, located at 220 West Union Avenue, Bound Brook, New Jersey, or by mail using the Stock Order Reply Envelope provided. Original Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern time, on                 , 2023. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a SR Bancorp, Inc. stockholder.

Sincerely,

William P. Taylor

Chairman and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

QUESTIONS?

Call our Stock Information Center at 1-(877)         -            ,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

C

IMPORTANT NOTICE

IF YOU HAVE MORE THAN ONE ELIGIBLE VOTING ACCOUNT YOU MAY RECEIVE MULTIPLE PACKAGES. PLEASE OPEN EACH PACKAGE AND VOTE ALL THE PROXY CARDS THAT WERE SENT TO YOU.

THEY ARE NOT DUPLICATES!

THANK YOU!

Questions?

Call our Information Center, toll-free, at 1-(877)        -

between 10:00 a.m. and 4:00 p.m., Eastern time,

Monday through Friday, except bank holidays.

This flyer is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

PF

Questions and Answers

About Our Conversion and Stock Offering

This brochure answers questions about the conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

SR Bancorp, Inc. is offering shares of its common stock for sale on a best efforts basis in connection with the conversion of Somerset Savings Bank, SLA from the mutual to the stock form of organization.

GENERAL — THE CONVERSION, STOCK OFFERING AND MERGER

Our Board of Directors has unanimously determined that the conversion and stock offering is in the best interests of our organization, our customers and the communities we serve.

Q.	WHAT IS THE CONVERSION AND STOCK OFFERING?

A.

Pursuant to our plan of conversion, Somerset Savings Bank, SLA (“Somerset Savings Bank”) will convert from the mutual (meaning no stockholders) to the stock form of organization, through the sale of shares of SR Bancorp, Inc. (“SR Bancorp”) common stock. Upon completion of the conversion and stock offering, 100% of the common stock of SR Bancorp will be owned by stockholders, and SR Bancorp will own Somerset Savings Bank.

Q.	WHAT IS THE PROPOSED MERGER?

A.

Somerset Savings Bank and SR Bancorp entered into an Agreement and Plan of Merger with Regal Bancorp, Inc. and Regal Bank, pursuant to which, promptly following the completion of the conversion and related stock offering, SR Bancorp will acquire Regal Bancorp, Inc., a New Jersey corporation. In connection with the merger, Regal Bancorp shareholders will receive $23.00 in cash for each share of Regal Bancorp common stock they own. Immediately following the merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, will merge with and into Somerset Savings Bank, which will convert to a commercial bank charter and be renamed “Somerset Regal Bank.”

Regal Bank is a full-service commercial bank that serves the banking needs of small-to medium-sized businesses, professional entities, and individuals primarily in its market area of Essex, Hudson, Morris, Somerset and Union Counties, New Jersey. Regal Bank’s primary business is offering a variety of deposit accounts and using such funds as well as borrowings to originate commercial mortgage loans. At March 31, 2023, Regal Bancorp had total consolidated assets of $473.3 million, deposits of $401.8 million and total equity of $51.1 million.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND STOCK OFFERING?

A.	Our primary reasons for the conversion and the stock offering are to:

•	raise capital to provide the funds necessary to acquire Regal Bancorp;

•	raise capital to support growth;

•	enhance existing products and services, and support the development of new products and services to support growth and enhance customer service;

•	attract and retain qualified directors, management and employees through equity ownership and stock-based compensation plans;

•	raise capital to make necessary capital investments in facilities and technology to support internal growth;

•	increase philanthropic endeavors to the communities service by Somerset Regal Bank through the formation and funding of a charitable foundation;

•	facilitate future mergers and acquisitions; and

•	use the additional capital for other general corporate purposes.

Q.	WHAT ARE THE REASONS FOR THE PROPOSED MERGER?

A.

The proposed merger will increase the combined banks’ deposit base and loan portfolio, provide Somerset Savings Bank with greater commercial lending expertise and access to commercial loan customers and provide Regal Bank with greater residential lending expertise and access to residential loan customers.

Q.	WILL CUSTOMERS NOTICE ANY CHANGE IN SOMERSET SAVINGS BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND STOCK OFFERING?

A.

No. It will be business as usual. The conversion is an internal change to our corporate structure. There will be no change to our management and staff as a result of the conversion and stock offering. Somerset Savings Bank will continue to operate as an independent savings bank.

However, following completion of the conversion and stock offering, we intend to acquire Regal Bancorp, Inc. Regal Bank will merge with and into Somerset Savings Bank, with Somerset Savings Bank as the surviving entity to be renamed Somerset Regal Bank. We look forward to welcoming the customers of Regal Bank and enhancing our branch network with the addition of Regal Bank locations.

Q.	WILL THE CONVERSION AND STOCK OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

A.

No. The conversion and stock offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits and without interruption. Deposit accounts will not be converted to stock.

THE CHARITABLE FOUNDATION

Q.	WHAT IS THE SOMERSET REGAL CHARITABLE FOUNDATION, INC. AND WHY IS IT BEING ESTABLISHED IN CONNECTION WITH THE CONVERSION?

A.

We intend to establish and contribute to the charitable foundation cash and shares of common stock representing in the aggregate 6.0% of the value of the common stock of Somerset Regal Bancorp that will be sold in the offering. The charitable foundation will provide financial support to charitable organizations in our market area and enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes and will be able to support those activities in ways that are not presently available to us.

Q.	WILL THE CHARITABLE FOUNDATION BE ESTABLISHED AND FUNDED IF THE CONVERSION AND STOCK OFFERING ARE NOT APPROVED AND COMPLETED?

A.

No. The charitable foundation will only be established and funded if both the plan of conversion and the charitable foundation are approved by our voting members. However, if we receive all other approvals, we will be permitted to complete the conversion without the charitable foundation if the establishment and funding of the charitable foundation is not approved by our voting members.

THE PROXY VOTE

Although we have received conditional regulatory approval, the plan of conversion and the establishment and funding of the charitable foundation are also subject to approval by Somerset Savings Bank’s voting members (i.e. depositors of Somerset Savings Bank).

Q.	WHY SHOULD I VOTE “FOR” BOTH PROPOSALS?

A.

Your vote “FOR” both proposals is extremely important to us. Each eligible Somerset Savings Bank depositor as of                 , 2023 should have received a package containing a Proxy Card and a Proxy Statement describing the plan of conversion and the charitable foundation, neither of which can be implemented without the approval of the voting members of Somerset Savings Bank.

If you have more than one eligible account, you may receive multiple packages. Please open each package and vote all the Proxy Cards that were sent to you. Our Board of Directors believes that converting to a fully public ownership structure will best support our future growth, including funding the acquisition of Regal Bancorp.

Voting does not obligate you to purchase shares of common stock in the stock offering.

Q.	WHAT HAPPENS IF I DON’T VOTE?

A.	Your vote is very important. Proxy Cards not voted will have the same effect as voting ‘‘Against’’ both proposals.

Without sufficient favorable votes, we cannot complete the conversion and stock offering or establish and fund the charitable foundation.

Q.	HOW DO I VOTE?

A.

You may vote by Internet or telephone by following the instructions on the proxy card. Internet and telephone voting is available 24 hours a day, and your vote will be recorded immediately. Alternatively, you may mark your vote, sign, date and mail the proxy card(s) in the enclosed proxy reply envelope today. Regardless of how you choose to cast your vote, please vote today. Not voting has the same effect as voting “Against” both proposals.

Q.	HOW MANY VOTES ARE AVAILABLE TO ME?

A.

Depositors of Somerset Savings Bank as of the close of business on                 , 2023 are entitled to one vote for each $100 or fraction thereof on deposit. No depositor may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	WHY DID I RECEIVE MORE THAN ONE PROXY CARD?

A.

If you had more than one deposit account at Somerset Savings as of the close of business on                 , 2023, you may have received more than one Proxy Card, depending on the ownership structure of your account(s). Open all packages that you receive. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you.

Q.	MORE THAN ONE NAME APPEARS ON MY PROXY CARD. WHO MUST SIGN?

A.

The name(s) reflect the title of your account. Proxy Cards for joint accounts require the signature of only one of the account holders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	HOW MANY SHARES ARE BEING OFFERED FOR SALE AND AT WHAT PRICE?

A.

SR Bancorp, Inc. is offering for sale between 6,800,000 and 9,200,000 shares of common stock (subject to increase to 10,580,000 shares) at $10.00 per share. No sales commission will be charged to purchasers.

Q.	WHO IS ELIGIBLE TO PURCHASE STOCK IN THE STOCK OFFERING?

A.	Pursuant to the plan of conversion, non-transferable rights to subscribe for shares of SR Bancorp, Inc. common stock in the Subscription Offering have been granted in the following order of priority:

Priority #1 — Depositors with accounts at Somerset Savings Bank with aggregate balances of at least $50 as of the close of business on June 30, 2021;

Priority #2 — Our tax-qualified employee benefit plans;

Priority #3 — Depositors with accounts at Somerset Savings Bank with aggregate balances of at least $50 as of the close of business on                 , 2023; and

Priority #4 — Depositors of Somerset Savings Bank as of the close of business on                 , 2023.

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons and trusts of natural persons residing in Hunterdon, Middlesex or Somerset County in New Jersey.

Shares not sold in the Subscription and Community Offerings may be offered for sale to the general public through a Syndicated Community Offering.

Q.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNT HOLDER?

A.

No. Subscription rights are non-transferable! Only those eligible to subscribe for common stock in the Subscription Offering, as listed above, may subscribe for shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to subscribe for shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the Subscription Offering.

Q.	HOW MAY I ORDER SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

A.

Shares can be ordered by completing an original Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. You may submit your Stock Order Form by paying for overnight courier to the address indicated on the Stock Order Form, by hand delivery to Somerset Savings Bank’s office, located at 220 West Union Avenue, Bound Brook, New Jersey, or by mail using the Stock Order Reply Envelope provided. Hand-delivered stock order forms will only be accepted at this location. Stock order forms may not be delivered to our other banking locations. Please do not mail Stock Order Forms to Somerset Savings Bank.

Q.	WHAT IS THE DEADLINE FOR ORDERING SHARES?

A.

To purchase shares in the Subscription Offering, you must deliver a properly completed, signed original Stock Order Form, with full payment, so that it is received (not postmarked) before 2:00 p.m., Eastern time, on                 , 2023. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	HOW MAY I PAY FOR THE SHARES?

A.	Payment for shares can be remitted in two ways:

(1)

By personal check, bank check or money order, made payable to SR Bancorp, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Somerset Savings Bank line of credit checks may not be remitted for payment. Please do not mail cash!

(2)

By authorized deposit account withdrawal of funds from your Somerset Savings Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Somerset Savings Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	WILL I EARN INTEREST ON MY FUNDS?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at 0.05% per annum, from the date payment is processed until the completion of the conversion and stock offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Somerset Savings Bank deposit account(s), your funds will continue earning interest within the account at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and stock offering.

Q.	ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

A.

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by an individual, or individuals acting through a single qualifying account held jointly is 25,000 shares ($250,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 25,000 shares ($250,000) in all categories of the stock offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert,” can be found in the Prospectus section entitled “The Conversion and Stock Offering — Limitations on Purchases of Shares.”

Q.	MAY I USE MY SOMERSET SAVINGS BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE SHARES?

A.

It’s possible to use funds currently held in retirement accounts with Somerset Savings Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Somerset Savings Bank or elsewhere, please call our Stock Information Center for guidance as soon as possible but in no event later than two weeks before the                 , 2023 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	MAY I GET A LOAN FROM SOMERSET SAVINGS BANK TO PAY FOR SHARES?

A.

No. Somerset Savings Bank, by regulation, cannot extend a loan for the purchase of SR Bancorp, Inc. common stock in the offering. Similarly, you may not use existing Somerset Savings Bank line of credit checks to purchase stock in the offering.

Q.	MAY I CHANGE MY MIND AND CANCEL MY ORDER AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A.

No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the stock offering is terminated or is extended beyond                 , 2023 or the number of shares of common stock to be sold is increased to more than 10,580,000 shares or decreased to less than 6,800,000 shares.

Q.	ARE DIRECTORS AND EXECUTIVE OFFICERS OF SOMERSET SAVINGS BANK PLANNING TO PURCHASE STOCK?

A.

Yes! Directors and executive officers, together with their associates, are expected to subscribe for approximately 123,500 shares ($1,235,000) which equals 1.8% of the total shares of SR Bancorp that would be outstanding based on the sale of stock at the minimum of the offering range and contributed to the charitable foundation.

Q.	WILL THE COMMON STOCK BE INSURED?

A.	No. Like any common stock, SR Bancorp, Inc.’s common stock will not be insured.

Q.	WILL DIVIDENDS BE PAID ON THE STOCK?

A.

We have not determined whether we will pay dividends on shares of our common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations, tax considerations, general economic conditions and our operating results and financial condition.

Q.	HOW WILL THE SHARES OF SR BANCORP, INC. TRADE?

A.

We expect that our shares of common stock will be listed on the Nasdaq Capital Market under the symbol “SRBK.” Once the shares have begun trading, you may contact a firm offering investment services to buy or sell SR Bancorp, Inc. common stock.

Q.	IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY SHARES?

A.

All shares of SR Bancorp, Inc. common stock sold in the stock offering will be issued in book-entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the conversion and stock offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

WHERE TO GET MORE INFORMATION

Q.	HOW CAN I GET MORE INFORMATION?

A.

For more information, refer to the enclosed Prospectus or call our Stock Information Center, at 1-(877) ___-____, between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Card.

You may vote by mail using the enclosed envelope or follow the telephone or Internet voting instructions on the Proxy Card.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING

“FOR” THE PLAN OF CONVERSION AND

“FOR” THE ESTABLISHMENT AND FUNDING OF THE

CHARITABLE FOUNDATION.

Not voting has the same effect as voting

“Against” both proposals.

Voting does not obligate you to purchase common

stock in the stock offering.

The conversion will change our form of corporate structure, but will not result in changes to bank staff, management or your deposit accounts or loans at Somerset Savings Bank. Deposit accounts will not be converted to common stock. Deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits and without interruption.

IF YOU RECEIVE MORE THAN ONE OF THESE REMINDER MAILINGS,

PLEASE VOTE EACH PROXY CARD RECEIVED. THEY ARE NOT DUPLICATES!

QUESTIONS?

Please call our Information Center at 1-(877)         -            ,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

PG1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED

PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you.

If you are unsure whether you voted, please

vote the enclosed replacement proxy

card. Your vote will not be counted twice.

Not voting has the same effect as voting

“Against” the plan of conversion and “Against” the

establishment and funding of the charitable

foundation.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” BOTH PROPOSALS.

Voting does not obligate you to purchase

shares of common stock during the stock offering,

nor does it affect your Somerset Savings Bank deposit

accounts or loans.

IF YOU RECEIVE MORE THAN ONE OF THESE REMINDER MAILINGS,

PLEASE VOTE EACH PROXY CARD RECEIVED. THEY ARE NOT DUPLICATES!

QUESTIONS?

Please call our Information Center at 1-(877)         -            ,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

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YOUR VOTE IS IMPORTANT!

Not voting has the same effect as voting “Against” the

plan of conversion and “Against” the establishment

and funding of the charitable foundation.

IN ORDER TO IMPLEMENT THE PLAN OF CONVERSION,

WE MUST OBTAIN THE APPROVAL OF OUR VOTING MEMBERS.

If you are unsure whether you voted,

Vote the enclosed replacement Proxy Card.

Your vote will not be counted twice!

IF YOU RECEIVE MORE THAN ONE OF THESE REMINDER MAILINGS,

PLEASE VOTE EACH PROXY CARD RECEIVED. THEY ARE NOT DUPLICATES!

Please note: Implementing the plan of conversion and establishing and funding the charitable foundation will not affect your deposit accounts or loans at Somerset Savings Bank. Deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits and without interruption. Voting does not obligate you to purchase common stock in the stock offering.

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center at 1-(877)         -            ,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

PG3